UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 26, 2006

Earth Biofuels, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-110249	71-0915825
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 403

Dallas, TX  75205

(Address of Principal Executive Offices and  Zip Code)

(214) 389-9800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02   Unregistered Sales of Equity Securities.

On May 26, 2006, Earth Biofuels, Inc. (the “Company”) entered into a securities purchase agreement (“Agreement”), pursuant to which the Company sold $5 million principal amount of senior convertible notes to a single institutional investor.

The notes carry an 8% coupon, payable quarterly, and may be redeemed by the Company at par at any time prior to their initial maturity date in August 2006. The notes are not convertible until after August 2006, at which time the maturity date may be extended to November 2006 at the holder’s option. The Company also issued 5-year warrants to purchase 750,000 shares of common stock at an exercise price of $3.84 per share.

The Company will use the proceeds from the sale, in concert with other funds, for the acquisition of an ethanol production plant, two biodiesel production facilities and for other general corporate purposes, including working capital to support growth and capital expenditures associated with new project development.

The sale of convertible notes and warrants to an accredited investor was made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

Contemporaneously with the execution and delivery of the Agreement, the Company executed and delivered a Registration Rights Agreement, pursuant to which the Company has agreed to provide certain registration rights with respect to the shares of common stock underlying the convertible notes and warrants, under the Securities Act and applicable state securities laws.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit 4.1	Securities Purchase Agreement dated as of May 26, 2006 between the Company and the investor listed on the schedule thereto.

Exhibit 4.2	Form of 8% Senior Convertible Note

Exhibit 4.3	Form of Common Stock Purchase Warrant

Exhibit 4.4	Registration Rights Agreement dated as of May 26, 2006 between the Company and the investor listed on the schedule thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Earth Biofuels , Inc.
(Registrant)

Date:	May 30, 2006	By:	/s/ Dennis McLaughlin
Dennis McLaughlin,
CEO